Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

PRELIMINARY SALES FOR SEPTEMBER 2010

AND EXPECTS FOURTH QUARTER EARNINGS TO BE IN THE TOP

HALF OF ITS PRIOR EARNINGS GUIDANCE RANGE

AND TO EXCEED LAST YEAR’S RESULTS

Philadelphia, PA, October 7, 2010 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today reported preliminary sales for the month of September 2010, based on the preliminary closing of its financial books for fiscal 2010, and announced that it expects its fourth quarter earnings to be in the top half of its prior earnings guidance range and to exceed last year’s fourth quarter earnings.

Preliminary net sales for the month of September 2010 decreased 0.3% to $41.4 million from $41.5 million reported for the month of September 2009. Comparable retail sales data (which consists of comparable store sales and Internet sales) for the month of September 2010 and 2009 is included in the table below.

	September 2010	September 2009
	% increase (decrease)
Reported Basis
Comparable retail sales	(1.0)%	(6.3)%
Comparable store sales	(2.2)%	(7.0)%
Internet sales	20.6%	8.0%

Adjusted for Calendar Timing Shift
Comparable retail sales	(1.3)%	(7.2)%
Comparable store sales	(2.6)%	(8.0)%

The slight decrease in total reported sales for September 2010 compared to September 2009 resulted primarily from decreased sales from the Company’s licensed relationship and the decrease in comparable store sales, partially offset by increased sales due to the re-launch of the exclusive Two Hearts® Maternity collection in Sears® and Kmart® stores in October 2009, and increased international and Internet sales.

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Preliminary net sales for the fourth quarter of fiscal 2010 increased 0.3% to $124.3 million from $123.8 million reported for the fourth quarter of fiscal 2009. Comparable retail sales data for the fourth quarter of fiscal 2010 and 2009 is included in the table below.

	Fourth Quarter Ended
	September 2010	September 2009
	% increase (decrease)
Reported Basis
Comparable retail sales	(0.9)%	(8.2)%
Comparable store sales	(2.3)%	(8.7)%
Internet sales	26.2%	3.0%

The slight increase in total reported sales for the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 resulted primarily from increased sales due to the re-launch of the exclusive Two Hearts Maternity collection in Sears and Kmart stores in October 2009, and increased Internet and international sales, partially offset by the decrease in comparable store sales and decreased sales from the Company’s licensed relationship.

Preliminary net sales for the fiscal year ended September 30, 2010 decreased slightly to $531.2 million from $531.3 million reported for the full year fiscal 2009. Comparable retail sales data for the fiscal years ended September 30, 2010 and 2009 is included in the table below.

	Fiscal Year Ended
	September 2010	September 2009
	% increase (decrease)
Reported Basis
Comparable retail sales	(3.4)%	(4.6)%
Comparable store sales	(5.1)%	(4.3)%
Internet sales	32.3%	(8.7)%

The slight decrease in total reported sales for fiscal 2010 compared to fiscal 2009 resulted primarily from the decrease in comparable store sales, offset by increased sales due to the re-launch of the exclusive Two Hearts Maternity collection in Sears and Kmart stores in October 2009, and increased Internet and international sales.

Ed Krell, Chief Executive Officer and President of Destination Maternity, noted, “We are pleased with the continued progress we are making in improving the profitability of our business, even in the face of a continued challenging sales environment. We expect our earnings for the fourth quarter to be in the top half of our prior earnings guidance range of $0.33 to $0.46 GAAP diluted earnings per share, and to be higher than last year’s fourth quarter GAAP diluted earnings of $0.22 per share, despite our comparable store sales decline. Our improved earnings performance is driven primarily by the expense savings from our cost reduction initiatives and our strong merchandise gross margin performance, as well as from the growth in sales of our leased department relationships and increased international and Internet sales.

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“Our sales for the month of September and the fourth quarter were in line with our expectations and in line with our sales guidance provided in our July 28, 2010 press release. Also, it is important to note that our inventory remains in good control and our merchandise gross margin for September and the fourth quarter of 2010 were higher than last year, driven by reduced product costs, despite higher markdown levels. Our comparable store sales decrease of 2.3% for the quarter was within our guidance range of down 1.5% to 4.0% for the quarter, and our total sales of $124.3 million was within our sales guidance range of $123 to $126 million provided in our July 28 press release. Our sales for September and for the fourth quarter reflect the negative effect of the continued difficult overall retail environment.

“As we have indicated previously, although we are pleased with our continued progress in improving the profitability of our company, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth, as evidenced by the re-launch of our business with Sears, the planned expansion into some additional Sears and Kmart locations, the expansion of our Internet sales, the launch of international franchise arrangements in the Middle East and India, and the introduction of two exclusive maternity apparel lines with supermodel Heidi Klum. Furthermore, on June 28, 2010 we announced the significant expansion of our maternity apparel leased department relationship with Macy’s®, to occur in February 2011, through which we will expand from our current 113 Macy’s locations to over 615 Macy’s locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. This expansion with Macy’s will deepen our position as the leading maternity apparel retailer in the world. In addition, we are focused on continuing to enhance our merchandise assortments, merchandise presentation and customer experience. As part of improving the customer experience, on September 1, 2010 we instituted a new and improved return policy nationwide in all of our Destination Maternity®, A Pea in the Pod®, and Motherhood Maternity® stores, whereby customers can now return merchandise for a full refund within thirty days of purchase, whereas our previous return policy only provided customers with a merchandise exchange or store credit within ten days of purchase.”

During September 2010, the Company opened its 26th Destination Maternity Superstore and closed four stores, all related to this Destination Maternity nameplate store opening. As of the end of September 2010, the Company operates 698 stores, 1,027 leased department locations and 1,725 total retail locations, compared to 724 stores, 360 leased department locations and 1,084 total retail locations operated at the

DESTINATION MATERNITY REPORTS PRELIMINARY SALES FOR SEPTEMBER 2010	Page 4

end of September 2009. The increase in leased department locations at the end of September 2010 versus the end of September 2009 predominantly reflects the opening of 623 Sears and Kmart leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity collection and the opening of an additional 49 Kmart leased department locations in September 2010. For the quarter ended September 30, 2010, the Company opened three stores, including two Destination Maternity nameplate store openings, and closed seven stores, including six store closings related to Destination Maternity nameplate store openings. For the fiscal year ended September 30, 2010, the Company opened 11 stores, including nine Destination Maternity nameplate store openings, and closed 37 stores, including 22 store closings related to Destination Maternity nameplate store openings.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday. Thus, for each calendar month, there is a “days adjustment calendar shift” which may help or hurt reported calendar month sales, comparable retail sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week. For September 2010, there was one more Thursday and one less Tuesday compared to September 2009. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for September 2010 by approximately 0.3 percentage points. For September 2009, there was one more Wednesday and one less Monday compared to September 2008 and, more importantly, Labor Day was on September 7, 2009 compared to September 1, 2008. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for September 2009 by approximately 0.9 percentage points.

***

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2010, Destination Maternity operates 1,725 retail locations, including 698 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those

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regarding net sales, comparable retail sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.